EXHIBIT 1
                           AGREEMENT REGARDING JOINT FILING

     The undersigned, John C. Lorentzen and Penney Fillmer, agree that this
Schedule 13D, dated as of July 13, 1998 with respect to Northwest
Teleproductions, Inc. is being filed on behalf of each of them individually.


/s/ John C. Lorentzen
    -------------------


/s/ Penney L. Fillmer
    -------------------